Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Garrison Capital Inc. and Subsidiaries:

We have audited the consolidated statements of financial condition of Garrison Capital Inc. and Subsidiaries (the “Company”), including the consolidated schedules of investments, as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in net assets/members’ capital and cash flows for each of the three years in the period ended December 31, 2013, and have issued our report thereon dated March 12, 2014, (included elsewhere in the Registration Statement (Form N-2) and related Prospectus). Our audit also included the senior securities table listed elsewhere in the Registration Statement (Form N-2) and related Prospectus. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.

In our opinion, the senior securities table referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

New York, New York

April 2, 2014